Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No.1 to the Registration Statement (Form S-8 No. 333-117547) pertaining to the Blyth Inc. Second Amended and Restated Omnibus Incentive Plan and the related Prospectus, and to the incorporation by reference therein of our reports dated March 14, 2014, with respect to the consolidated financial statements and schedule of Blyth, Inc. and the effectiveness of internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
March 14, 2014